Exhibit 99.1

Press Release August 30, 2007	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Updates Third Quarter Earnings Guidance

FORT WAYNE, INDIANA, August 30, 2007—Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it is adjusting its earnings guidance for the third quarter of 2007 based on better information that is now available regarding required purchase accounting adjustments related to the July 2, 2007 acquisition of The Techs.

“At the time of our July guidance, we suggested that we would update our estimates, by the end of August, if necessary, for certain purchase accounting charges related to The Techs acquisition,” said Keith Busse, Chairman and CEO. “The company is still in the process of determining final purchase price allocations for The Techs acquisition and the resulting impact on our third quarter earnings. However, based on current estimates we believe third quarter earnings could be in an updated range of $1.02 to $1.07 per diluted share.”

Regular and Special Dividends Declared

The company’s Board of Directors has approved the regular quarterly dividend of $0.10 per share as well as a continued special quarterly dividend of $0.05 per share to be distributed to shareholders of record at the close of business on September 29, 2007. Shareholders will receive a combined cash dividend of $0.15 per common share payable on October 12, 2007. The board also has approved the payment of the regular and special dividends at the same rates for the fourth quarter of 2007, payable in January, 2008.

Stock Repurchase Program Expanded

The Board of Directors also approved an increase of 5 million shares to the existing share repurchase program.  As of August 24, 2007, approximately 6.7 million shares remained available for repurchase after including the additional authorized shares. From July 1 through August 24, the company repurchased approximately 3.2 million shares at a cost of approximately $125 million. Purchases of the shares of the company’s common stock are made based upon the market price, the nature of other investment opportunities and growth projects, expected cash flows from operations, and other general and industry-specific economic conditions.

Business Outlook

Commenting on current steel industry conditions, Busse said, “In our July 23, 2007, news release and during the subsequent conference call, we discussed steel market conditions and offered our views on the third quarter. We have no significant changes in our assessment to report at this time. Flat-rolled steel market conditions are improving, resulting in steady order activity and moderately increasing selling values. Structural and bar steels continue to experience solid bookings and pricing strength. Order rates for fabricated building products remain strong. Lower steel scrap costs for the third quarter, as we mentioned previously, will have a positive impact on the quarter’s results due to our favorable scrap inventory position, and we expect the moderate increases in scrap pricing seen recently not to seriously impact our profit margins in the near term,” Busse said.

“Taking a longer view, we remain optimistic that 2007 will be another record-setting year for Steel Dynamics in steel shipments, revenues, and earnings. We continue to benefit from our diversified product mix, new product offerings, added production capacity, low cost-structure, effective scrap procurement programs, and continued commercial acceptance of our steel products,” Busse said. “With the addition of The Techs for the second half of the year, we will significantly increase our market share in value-added hot-dipped galvanized steel products. We continue to make investments to support our future growth, with a recently announced caster project at the structural mill expected to bring our annual steel production capacity to 6.7 million tons by 2009, plus the capability of The Techs facilities to process an additional 1 million tons of flat-roll steel.

Forward-Looking Statements

This press release contains some predictive statements about future events and conditions, including statements related to conditions in the steel marketplace, Steel Dynamics’ shipments, revenues and earnings projections, costs of raw materials, future profitability and earnings, start-up of expanded or new facilities, growth of production capacity, and the accounting categorization of assets and expenses related to acquisitions. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:                         Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com